Third Quarter 2018 Results Presentation Tuesday, November 6, 2018

Agenda Prepared Remarks R. Mark Addy - Executive Vice President • Intro & Portfolio Update Jeff Edison - Chairman and CEO • PECO and REIT II Merger • Northwestern Mutual Joint Venture Devin Murphy - CFO • Financial Results R. Mark Addy - Executive Vice President • Share Repurchase Program Question and Answer Session www.phillipsedison.com/investors 2

Forward-Looking Statement Disclosure This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the anticipated benefits of the business combination transaction involving Phillips Edison & Company, Inc. (“PECO” or the “Company”) and Phillips Edison Grocery Center REIT II, Inc. (“REIT II”), including future financial and operating results, and the combined company’s plans, objectives and expectations, and the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the quality of the Company’s portfolio of grocery-anchored shopping centers and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, such as the risks that retail conditions may adversely affect the company’s base rent and, subsequently, the company’s income, and that the Company’s properties consist primarily of retail properties and the company’s performance, therefore, is linked to the market for retail space generally, as well as other risks that are described under the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and the definitive proxy statement/prospectus filed with the SEC on August 28, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Additional Information and Where You Can Find It This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. PECO and REIT II have filed a joint proxy statement/registration statement on Form S-4 in connection with the merger. Investors are urged to read carefully the joint proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by PECO or REIT II with the SEC through the website maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by PECO by going to PECO’s corporate website at www.phillipsedison.com or by directing a written request to: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by REIT II by going to REIT II’s corporate website at www.grocerycenterREIT2.com or by directing a written request to: Phillips Edison Grocery Center REIT II, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger. PECO and its directors and executive officers and REIT II and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of PECO and REIT II in connection with the merger. Information regarding the interests of these directors and executive officers in the merger has been included in the joint proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of PECO common stock is also set forth in the Definitive Proxy Statement for PECO’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of REIT II’s common stock is set forth in the Definitive Proxy Statement for REIT II’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. www.phillipsedison.com/investors 3

Q3 2018 Portfolio Highlights September 30, 2018 Total Properties 233 Leading Grocery Anchors 34 States 32 Square Feet 25.9 million Leased Occupancy 93.9% Rent from grocer, national 76.9% and regional tenants www.phillipsedison.com/investors 4

Q3 2018 Portfolio Overview Annualized Base Rent by Tenant Type Annualized Base Rent by Tenant Industry Top 5 Grocers by % of Annualized Base Rent Grocer % of ABR # of Locations Kroger 9.1% 55 Publix Super Markets 6.1% 37 Ahold Delhaize 3.6% 19 Albertsons Companies 3.3% 17 Giant Eagle 2.4% 9 We calculate annualized base rent as monthly contractual rent as of September 30, 2018, multiplied by 12 months. www.phillipsedison.com/investors 5

Q3 2018 Highlights (vs Q3 2017) • Net loss totaled $16.3 million • Pro forma same-center net operating income (NOI)1 increased 6.1% to $62.4 million • Funds from operations (FFO) per diluted share increased 54.5% to $0.17 • FFO totaled 99.0% of total distributions made during the quarter • Modified funds from operations (MFFO) per diluted share increased 13.3% to $0.17 • Comparable rent spreads for new leases were 13.5% • Entered into a definitive merger agreement with Phillips Edison Grocery Center REIT II (“REIT II”) on July 17, 2018 • Partnered with Northwestern Mutual to form two seeded joint ventures totaling $415 million in contributed asset value subsequent to quarter-end 1. NOI = Net Operating Income; Pro forma NOI includes assets acquired from Phillips Edison Limited Partnership (“PELP”) in October 2017. See Appendix for reconciliation and more information. www.phillipsedison.com/investors 6

Strategic Merger with REIT II Positions PECO for Increased Growth & Liquidity • Improves portfolio demographics while maintaining exclusive grocery focus • Increases size, scale, and market prominence, which better positions company for liquidity • Maintains healthy leverage ratio and strong balance sheet which positions combined company for future growth • Simplifies business model and improves earnings quality • Management will continue to be the combined company’s largest stockholders – together owning approximately 7.3%, or $262 million – aligning management and stockholder interests All positive steps toward a full-cycle liquidity event for PECO and REIT II stockholders www.phillipsedison.com/investors 7

Merger Timeline www.phillipsedison.com/investors 8

Northwestern Mutual Joint Ventures PECO and Phillips Edison Grocery Center REIT III (“PECO III”), currently sponsored and managed by PECO, entered into separate joint venture agreements with Northwestern Mutual, one of the country’s largest and most experienced commercial real estate investors. Proceeds from the PECO joint venture will be deployed to delever PECO’s balance sheet, fund redevelopment projects, and further expand PECO’s portfolio of grocery-anchored centers. PECO will continue to provide asset management and property management services for all the properties in both joint ventures. The joint ventures reflect the strength of both the PECO and PECO III portfolios - and affirm PECO as a leading asset manager for grocery-anchored real estate. www.phillipsedison.com/investors 9

Pro Forma Same-Center NOI Three Months Ended September 30, 2018 Three Months Ended September 30, (in thousands) 2018 2017 $ Change % Change Revenues: Rental income(1) $ 65,154 $ 64,151 $ 1,003 1.6% Tenant recovery income 21,930 20,510 1,420 6.9% Other property income 265 572 (307) NM Total Revenues 87,349 85,233 2,116 2.5% Operating expenses: Property operating expenses 12,916 13,671 (755) (5.5)% Real estate taxes 12,028 12,720 (692) (5.4)% Total Expenses 24,944 26,391 (1,447) (5.5)% Total Pro Forma Same-Center NOI(2) $ 62,405 $ 58,842 $ 3,563 6.1% 1) Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. 2) Same-Center represents 221 same-center properties, including 72 same-center properties acquired in the PELP transaction. For additional information and details about PELP operating results included herein, as well as a reconciliation from Net Loss to Pro Forma Same-Center NOI, refer to the appendix of this presentation. www.phillipsedison.com/investors 10

Pro Forma Same-Center NOI Nine Months Ended September 30, 2018 Nine Months Ended September 30, (in thousands) 2018 2017 $ Change % Change Revenues: Rental income(1) $ 195,007 $ 191,703 $ 3,304 1.7% Tenant recovery income 63,157 61,555 1,602 2.6% Other property income 1,420 1,432 (12) (0.8)% Total Revenues 259,584 254,690 4,894 1.9% Operating expenses: Property operating expenses 38,487 41,463 (2,976) (7.2)% Real estate taxes 36,723 37,851 (1,128) (3.0)% Total Expenses 75,210 79,314 (4,104) (5.2)% Total Pro Forma Same-Center NOI(2) $ 184,374 $ 175,376 $ 8,998 5.1% 1) Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. 2) Same-Center represents 221 same-center properties, including 72 same-center properties acquired in the PELP transaction. For additional information and details about PELP operating results included herein, as well as a reconciliation from Net Loss to Pro Forma Same-Center NOI, refer to the appendix of this presentation. www.phillipsedison.com/investors 11

Financial Results Three Months Ended September 30, 2018 Three Months Ended September 30, (in thousands) 2018 2017 $ Change % Change Net Loss $ (16,267) $ (8,376) $ (7,891) NM Adjustments(1) 54,272 28,650 25,622 FFO Attributable to Stockholders and Convertible 38,005 20,274 17,731 87.5% Noncontrolling Interests(2) Adjustments(3) 1,415 7,797 (6,382) MFFO $ 39,420 $ 28,071 $ 11,349 40.4% Diluted FFO Attributable to Stockholders and $0.17 $0.11 $0.06 54.5% Convertible Noncontrolling Interests(2)/Share Diluted MFFO/Share $0.17 $0.15 $0.02 13.3% 1. Adjustments include depreciation and amortization of real estate assets, adjustments for impairment losses on depreciable real estate, and noncontrolling interest not convertible into common stock. 2. Non controlling interest = Phillips Edison Grocery Center Operating Partnership I, L.P. operating partnership units (“PECO OP Units”) 3. Adjustments include amortization of above- and below market leases, amortization and depreciation of corporate assets, gain on extinguishment of debt, straight- line rent, amortization of market debt adjustment, change in fair value of derivatives, certain other one-time costs, and other. * See Appendix for a complete reconciliation of net (loss) income to FFO and MFFO www.phillipsedison.com/investors 12

Financials Results Nine Months Ended September 30, 2018 Nine Months Ended September 30, (in thousands) 2018 2017 $ Change % Change Net Loss $ (32,180) $ (8,463) $ (23,717) NM Adjustments(1) 149,238 84,481 64,757 FFO Attributable to Stockholders and Convertible 117,058 76,018 41,040 54.0% Noncontrolling Interests(2) Adjustments(3) 5,495 10,237 (4,742) MFFO $ 122,553 $ 86,255 $ 36,298 42.1% Diluted FFO Attributable to Stockholders and $0.51 $0.41 $0.10 24.4% Convertible Noncontrolling Interests(2)/Share Diluted MFFO/Share $0.53 $0.46 $0.07 15.2% 1. Adjustments include depreciation and amortization of real estate assets, adjustments for impairment losses on depreciable real estate, and noncontrolling interest not convertible into common stock. 2. Non controlling interest = PECO OP Units 3. Adjustments include amortization of above- and below-market leases, amortization and depreciation of corporate assets, gain on extinguishment of debt, straight-line rent, amortization of market debt adjustment, change in fair value of derivatives, certain one-time costs, and other. * See Appendix for a complete reconciliation of net loss to FFO and MFFO www.phillipsedison.com/investors 13

Debt Profile and Maturity Ladder September 30, 2018 Net Debt to Total Enterprise Value* 42.3% Weighted-Average Interest Rate 3.5% Weighted-Average Years to Maturity 4.7 Fixed-Rate Debt 85.5% Variable-Rate Debt 14.5% www.phillipsedison.com/investors *See Appendix for a complete calculation of net debt to total enterprise value 14

Share Repurchase Program (“SRP”) • PECO repurchased 316,000 shares totaling $3.5 million during the third quarter of 2018 • At the closing of the proposed merger, the combined company will be required to reset its share repurchase queue. As a result, all repurchase requests currently on file will be terminated on the date of the merger, which is expected to happen later this month. • Investors that wish to continue their participation in the SRP must submit a new share repurchase request with DST to be included in the next standard repurchase, which is expected to be in July 2019. • New SRP forms must be submitted after the date the merger closes to be considered in good order. If the demand for standard redemptions exceeds the funding available for repurchases at the time of the next standard repurchase, then the combined company is expected to make pro-rata redemptions. • Following the first standard repurchase after the merger closes, requests that are on file and in good order, that have not been fully executed (due to pro-rata redemptions), will remain on file for future redemptions. New paperwork will not be required. www.phillipsedison.com/investors 15

Post Merger SRP Projections • Funding available for standard repurchases equals distribution reinvestment plan (“DRIP”) proceeds minus repurchases made during the previous four quarters • Upon the close of the proposed merger, DRIP proceeds from former REIT II stockholders will begin to add to the DRIP proceeds from PECO stockholders • This additional funding will be partially offset by an expected increase in Death, Disability and Incompetence (“DDI”) requests related to the increased number of stockholders resulting from the merger www.phillipsedison.com/investors 16

Key Takeaways • Actively transforming our business by taking advantage of opportunities to strengthen and grow PECO: ⦁ Joint Venture with leading institutional real estate investor, Northwestern Mutual, illustrates strength in grocery-anchored real estate and provides meaningful capital to PECO. • Merger with REIT II is an important step towards liquidity with many benefits for shareholders. Management will own approximately 7.3%, or $262 million of the combined company, aligning management and stockholder interests. • Continually evaluating liquidity options - we believe that a patient approach is prudent in order to successfully complete a full-cycle liquidity event at an attractive price • Our portfolio of grocery-anchored shopping centers continues to produce strong operating and financial results as illustrated by our third quarter results. www.phillipsedison.com/investors 17

Question and Answer Session If you are logged in to the webcast presentation, you can submit a question by typing it into the text box, and clicking submit. www.phillipsedison.com/investors 18

For More Information: InvestorRelations@PhillipsEdison.com www.phillipsedison.com/investors DST: (888) 518-8073 Griffin Capital Securities: (866) 788-8614

Appendix

Reconciliation of Non-GAAP Financials Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods, except for the properties we currently classify as redevelopment. For purposes of evaluating Same-center NOI on a comparative basis, and in light of the PELP transaction, we are presenting Pro Forma Same-center NOI, which assumes the PELP properties were acquired on January 1, 2017. This perspective allows us to evaluate Same-center NOI growth over a comparable period. Pro Forma Same-center NOI is not necessarily indicative of what actual Same-center NOI and growth would have been if the PELP transaction had occurred on January 1, 2017, nor does it purport to represent Same-center NOI and growth for future periods. Pro Forma Same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-center NOI, and accordingly, our Pro Forma Same-center NOI may not be comparable to other REITs. Pro Forma Same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations. www.phillipsedison.com/investors 21

Reconciliation of Non-GAAP Financials Below is a reconciliation of Net Loss to NOI and Pro Forma Same-Center NOI for the three and nine months ended September 30, 2018 and 2017 (in thousands): Three Months Ended Nine Months Ended September September 30, 30, (in thousands) 2018 2017 2018 2017 Net loss $ (16,267) $ (8,376) $ (32,180) $ (8,463) Adjusted to exclude: Fees and management income (8,974) — (26,823) — Straight-line rental income (1,090) (970) (3,579) (2,913) Net amortization of above- and below-market leases (977) (286) (2,967) (972) Lease buyout income (49) (9) (115) (1,120) General and administrative expenses 13,579 8,914 37,490 25,904 Termination of affiliate arrangements — 5,454 — 5,454 Depreciation and amortization 45,692 28,650 138,504 84,481 Impairment of real estate assets 16,757 — 27,696 — Interest expense, net 17,336 10,646 51,166 28,537 Transaction expenses — 3,737 — 9,760 Gain on sale of property, net (4,571) — (5,556) — Other 139 (6) 1,238 (642) Property management allocations to third-party assets under management(1) 5,432 — 13,223 — Owned Real Estate NOI 67,007 47,754 198,097 140,026 Less: NOI from centers excluded from same-center (4,602) (2,397) (13,723) (4,673) NOI prior to October 4, 2017, from same-center properties acquired in the PELP transaction — 13,485 — 40,023 Total Pro Forma Same-Center NOI $ 62,405 $ 58,842 $ 184,374 $ 175,376 (1) This represents property management expenses allocated to third-party owned properties based on the property management fee that is provided for in the individual management agreements under which our investment management business provides services. www.phillipsedison.com/investors 22

Reconciliation of Non-GAAP Financials NOI from the PELP properties acquired prior to the PELP transaction was obtained from the accounting records of PELP without adjustment. The accounting records were subject to internal review by the company. The table below provides Same-Center NOI detail for the non-ownership period of PELP, for the three and nine months ended September 30, 2017. Three Months Ended Nine Months Ended (in thousands) September 30, 2017 September 30, 2017 Revenues: Rental income(1) $ 4,176 $ 12,697 Tenant recovery income 577 1,215 Other property income 14,565 43,669 Total revenues 19,318 57,581 Operating expenses: Property operating expenses 5,616 16,850 Real estate taxes 217 708 Total operating expenses 5,833 17,558 Total Same-Center NOI $ 13,485 $ 40,023 (1) Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. www.phillipsedison.com/investors 23

Reconciliation of Non-GAAP Financials Funds from Operations and Modified Funds from Operations FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for impairment losses on depreciable real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock. MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. MFFO excludes the following items: • acquisition and transaction expenses; • straight-line rent amounts, both income and expense; • amortization of above- or below-market intangible lease assets and liabilities; • amortization of discounts and premiums on debt investments; • gains or losses from the early extinguishment of debt; • gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations; • gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting; • gains or losses related to fair value adjustments for our earn-out liability; • certain other one-time costs; and • adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows. FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs. www.phillipsedison.com/investors 24

Reconciliation of Non-GAAP Financials

PHILLIPS EDISON & COMPANY

(in thousands, except per share amounts)	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017[(1)]
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests				
Net loss	$ (16,267)	$ (8,376)	$ (32,180)	$ (8,463)
Adjustments:				
Depreciation and amortization of real estate assets	42,227	28,650	127,367	84,481
Impairment of real estate assets	16,757	—	27,696	—
Gain on sale of property, net	(4,571)	—	(5,556)	—
Adjustments attributable to noncontrolling interests not convertible into common stock	(141)	—	(269)	—
FFO attributable to stockholders and convertible noncontrolling interests	$ 38,005	$ 20,274	$ 117,058	$ 76,018
Calculation of MFFO				
FFO attributable to stockholders and convertible noncontrolling interests	$ 38,005	$ 20,274	$ 117,058	$ 76,018
Adjustments:				
Net amortization of above- and below-market leases	(977)	(286)	(2,967)	(972)
Depreciation and amortization of corporate assets	3,465	—	11,137	—
Loss (gain) on extinguishment of debt, net	(43)	(43)	103	(567)
Straight-line rent	(1,073)	(970)	(3,544)	(2,913)
Amortization of market debt adjustment	(255)	(267)	(992)	(838)
Transaction expenses	—	3,737	—	9,760
Change in fair value of earn-out liability	—	—	1,500	—
Termination of affiliate arrangements	—	5,454	—	5,454
Other	298	172	258	313
MFFO	$ 39,420	$ 28,071	$ 122,553	$ 86,255
FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share				
Weighted-average common shares outstanding - diluted[(2)]	228,356	186,502	229,266	186,150
FFO attributable to stockholders and convertible noncontrolling interests per share - diluted[(2)]	$ 0.17	$ 0.11	$ 0.51	$ 0.41
MFFO per share - diluted[(2)]	$ 0.17	$ 0.15	$ 0.53	$ 0.46

(1) Certain prior period amounts have been restated to conform with current year presentation.

(2) PECO OP units and restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the three and nine months ended September 30, 2018 and 2017, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share.

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Net Debt to Total Enterprise Value The following table presents the company’s calculation of debt to total enterprise value as of September 30, 2018 and December 31, 2017 (dollars in thousands): 2018 2017 Net debt: Total debt, excluding below-market adjustments and deferred financing costs $ 1,852,773 $ 1,817,786 Less: Cash and cash equivalents (6,111) (5,716) Total net debt $ 1,846,662 $ 1,812,070 Enterprise Value: Total net debt $ 1,846,662 $ 1,812,070 Total equity value(1) 2,523,290 2,526,557 Total enterprise value $ 4,369,952 $ 4,338,627 Net debt to total enterprise value 42.3% 41.8% (1) Total equity value is calculated as the product of the number of diluted shares outstanding and the estimated value per share at the end of the period. There were 228.1 million and 229.7 million diluted shares outstanding as of September 30, 2018 and December 31, 2017, respectively. www.phillipsedison.com/investors 26